EXHIBIT 5

CONSENT OF APPOINTED ACTUARY

I consent to the use and incorporation by reference of the following report in this Annual Form 40-F of Sun Life Financial Inc.:

My report dated February 10, 2016 on the valuation of the policy liabilities and reinsurance recoverables of Sun Life Financial Inc. and its subsidiaries for its Consolidated Statements of Financial Position at December 31, 2015 and December 31, 2014 and their change in the Consolidated Statements of Operations for the year December 31, 2015, in accordance with accepted actuarial practice in Canada, including selection of appropriate assumptions and methods.

Dated February 10, 2016

/S/ “Larry Madge”

Larry Madge

Fellow, Canadian Institute of Actuaries
Toronto, Canada